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EXHIBIT 21.1

CLST Holdings, Inc.

(formerly known as CellStar Corporation)

List of Subsidiaries and Affiliates

[100% Owned by CLST Holdings, Inc. Unless Otherwise Indicated]

Name	Incorporation
CLST Holdings, Inc. (f/k/a CellStar Corporation)	Delaware
CLST Financo, Inc. (f/k/a CellStar Financo, Inc.)	Delaware
CellStar Holding AB(4)	Sweden
National Auto Center, Inc.	Delaware
CLST International Corporation/SA (f/k/a CellStar International Corporation/SA)	Delaware
CellStar de Colombia Ltda.(3)	Colombia
CellStar (UK) Ltd.(5)	UK
CellStar El Salvador S.A.(4)	El Salvador
CellStar de Guatemala S.A.(4)	Guatemala
CLST International Corporation/Asia (f/k/a CellStar International Corporation/Asia)(4)	Delaware
CellStar Philippines, Inc.(4)	Philippines
Audiomex Export Corp.	Texas
NAC Holdings, Inc.	Nevada
CLST-NAC, Ltd. (f/k/a CellStar, Ltd.)(1)	Texas Limited Partnership
CLST-NAC Fulfillment, Ltd. (f/k/a CellStar Fulfillment, Ltd.)(2)	Texas Limited Partnership
CLST Fulfillment, Inc. (f/k/a CellStar Fulfillment, Inc.)	Delaware
CellStar Netherlands Holdings, B.V. (4)	The Netherlands

/1/
National Auto Center, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

/2/
CLST Fulfillment, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

/3/
19% owned by CLST International Corporation/SA. Remaining 81% owned by Mobile Technologies Services, S.A., a Panama corporation (non-CLST Holdings, Inc. entity)

/4/
Corporate entity inactive and/or dormant. Pending dissolution.

/5/
Dissolved as of February 5, 2008.

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  EXHIBIT 21.1
CLST Holdings, Inc. (formerly known as CellStar Corporation) List of Subsidiaries and Affiliates